Exhibit 99.1

Thursday, May 29, 2003

COMPANY PRESS RELEASE

TRANSGENOMIC ANNOUNCES CHANGES IN MANAGEMENT RESPONSIBILITIES IN LINE WITH EVOLVING BUSINESS SEGMENT FOCUS

OMAHA, Neb., May 29 / PRNewswire / — Transgenomic, Inc. (Nasdaq: TBIO) announced today several senior management initiatives aimed at further supporting its evolving business segmentation. This segmented approach to operations results directly from the Company’s ongoing efforts to diversify its revenue streams.

Michael Draper has been appointed to the role of chief financial officer, succeeding interim CFO William Rasmussen, who remains with the Company in a strategic planning capacity as well as retaining responsibility for human resources and administration. Mr. Draper joined Transgenomic in April 2000 and assumed the position of controller shortly thereafter. Prior to joining Transgenomic, Mr. Draper was vice president of accounting and finance for a privately held company. He also spent eight years with the audit group of Deloitte & Touche.

Mitchell Murphy, currently vice president, secretary and treasurer, has also assumed formal responsibility for corporate governance and regulatory compliance. Mr. Murphy has been with the Company and its predecessor companies since 1992 serving in various financial, accounting and administrative capacities.

The sales and marketing, and research and development functions for the Company’s biosystems segment have been consolidated. Ben Nouri, Ph.D., has assumed responsibility for marketing operations in addition to his current global sales management duties. Similarly, Mario Noyer-Weidner, Ph.D., has assumed full responsibility for all biosystems research and development. Dr. Nouri has been with the Company since 1997, while Dr. Noyer-Weidner joined in 2000.

In the nucleic acids segment of the Company’s business, Leo Beigelman, Ph.D., has assumed oversight of all chemistry research and development, while Dwight Muhlbradt continues to have responsibility for all business development activity. Both Dr. Beigelman and Mr. Muhlbradt joined Transgenomic in 2002.

John Allbery has added the responsibility for the Company’s nucleic acid synthesis operations. Mr. Allbery now manages global manufacturing operations for both business segments, as well as directing Mr. Muhlbradt’s business development activity. Mr. Allbery joined the Company in 2001. He, along with all other senior management mentioned, report directly to Collin D’Silva, CEO.

In commenting on the evolving management responsibilities, D’Silva said, “These management initiatives leave us well positioned to capitalize on the opportunities that lie ahead. Mike Draper’s strong financial background and his experience at Transgenomic allows for a smooth transition from Bill Rasmussen’s tenure as interim CFO. And John Allbery brings an extensive business background along with strong organizational and leadership skills to the task of managing both business segments’ manufacturing operations.” Regarding the consolidation of sales and marketing, and research and development leadership, D’Silva commented, “The managers within both of our business segments have extensive experience in various facets of the life sciences industry. That, along with their experience with Transgenomic, will enable them to effectively coordinate activities both within and between their functional areas to ensure sound, consistent management decisions.”

About Transgenomic

Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents, used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.

Transgenomic’s biosystems segment offers its WAVE® Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.

For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company’s Web site at www.transgenomic.com.

Forward Looking Statement

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to future strengthening of the management team, and accomplishing a smooth transition from one manager to another. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic’s reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release, and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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For more information contact:

Mitchell L. Murphy

Transgenomic, Inc.

402-452-5418

mmurphy@transgenomic.com

Robert J. Pogulis, Ph.D.

Transgenomic, Inc.

845-782-9617

rpogulis@transgenomic.com